PRODUCT AND SUPPORT AGREEMENT

THIS PRODUCT AND SUPPORT AGREEMENT, effective as of January 25, 2001, is by and between Hollywood Entertainment Corporation, an Oregon corporation ("HEC"), Hollywood Management Company, an Oregon corporation and HEC's wholly owned subsidiary ("HMC" and collectively with HEC, as appropriate, "Hollywood"), and Boards, Inc., an Oregon corporation ("Boards").

INTRODUCTION

Mark Wattles, the chief executive officer, director and majority shareholder of Boards, is the president and chief executive officer and a director of both HEC and HMC.

HEC, HMC, and Boards have entered into a License Agreement of even date herewith in the form attached hereto as Exhibit A (the "License Agreement") pursuant to which Boards will license certain trademarks, trade names and trade dress of HMC and its affiliates in connection with Boards' operation of video and game stores and the sale and rental of goods relating thereto.

In connection with the License Agreement and the operation by Boards of such video and game stores and the license fee paid under the License agreement, Hollywood is willing to sell to Boards certain products, accessories and supplies (collectively, the "Products") and to provide Boards with certain operational support services ("Support Services") and Boards desires to have access to the Products and Support from Hollywood.

In the event Boards desires to take advantage of the purchase of Products and/or Support Services, the parties desire to set forth the terms and conditions that will apply.

AGREEMENT

In consideration of mutual promises contained herein, the parties agree as follows:

1.	PURCHASE RIGHTS

1.1	Acquisition of Products.

(a)	Hollywood agrees that so long as the License Agreement is in effect, Boards may acquire from Hollywood Products that are to be rented or sold by Boards at Boards' Stores.

(b)	Boards agrees that Products acquired by it from Hollywood shall be subject to any restrictions or limitations on such Products that Hollywood may be subject to (including, but not limited to, receiving, handling, storage, display, marketing, transfer, rental, sale, or return requirements).

1.2	Hollywood's Trademark Labeling.  Boards agrees that the labeling of
Products will be governed by the License Agreement.

2.	PRICING

2.1	Pricing.  Any acquisition of Products by Boards shall be at the prices and subject to the terms and conditions agreed to by Hollywood and Boards.
 The price of Products supplied by Hollywood to Boards shall be Hollywood's cost (labor, handling, and materials included).

2.2	Shipping Charges.  All prices are F.O.B. Boards' warehouse or store.

2.3	Taxes.  Prices for all Products are exclusive of all federal, state and local excise, sales, use and similar taxes. Boards agrees that it shall have sole responsibility for the payment of such taxes.

3.	INVOICE TERMS; SECURITY INTEREST.

3.1	Due Date.  Payment to Hollywood shall be net 30 days after date of invoice.

3.2	Charges; Rights on Late Payment.

(a)	All payments are to be made in full, on the due date, in United
States dollars to Hollywood at its address set forth in this Agreement, and with interest at the rate of 1.5% per month on any overdue payments. If payment is not made when due, Hollywood shall send by mail or facsimile to Boards a written notice of nonpayment.

(b)	Section 3.4 notwithstanding, in case any payment shall not be paid by Boards within 10 days of a written notice of nonpayment, all sums owing under this Agreement become due at once irrespective of the terms of sale, and Hollywood may defer shipment under this Agreement and any other agreements between Boards and Hollywood until such sums shall have been paid.

3.3	If, in the reasonable judgment of Hollywood, the financial condition of Boards at any time does not justify continuation of delivery on the terms of payment specified herein, Hollywood may require full or partial payment in advance, and, in addition, in the event any proceeding is brought by or against Boards under any bankruptcy or insolvency laws, Hollywood shall be entitled to cancel any Orders then outstanding.

3.4	Independence of Transactions.  Each shipment shall be considered a separate and independent transaction, and payment therefor shall be made accordingly.

3.5	Security Interest.

(a)	Hollywood retains a security interest in each Product shipped pending receipt of full payment therefor.

(b)	Boards shall execute, upon request by Hollywood, financing
statements deemed necessary or desirable by Hollywood to perfect such security interests.

(c)	Boards hereby authorizes Hollywood to file a copy of this
Agreement, any relevant related agreements or such financing statements with the appropriate governmental authorities at any time in order to perfect such security interests.

4.	SHIPMENT OF PRODUCTS.

4.1	Orders.

(a)	Hollywood shall supply the following Products to Boards' stores:
(i) movies and games (including revenue share and non revenue share new releases and non new releases); (ii) accessories; (iii) concessions; (iv) marketing promotional materials; and (v) other such products and supplies customarily provided by Hollywood to its stores (collectively, "Hollywood Store Products").

(b)	Hollywood shall provide Hollywood Store Products to Boards' stores in quantities agreed to by the parties. Unless otherwise agreed to by the parties, the amounts of Hollywood Store Products shall be substantially equivalent, and the amounts of each Product shall be proportionate, to quantities of Hollywood Store Products provided to Hollywood's stores with equivalent revenues.
(c)	Hollywood Store Products shall be provided to Boards' stores at substantially the same time as such supplies are customarily provided to Hollywood's stores.

4.2	Special Orders.

(a)	Shipment of Products from Hollywood to Boards other than
Hollywood Store Products shall be made only against duly executed written orders issued by Boards ("Special Orders"). All Special Orders are subject to acceptance by Hollywood.

(b)	Any Special Order, unless otherwise negotiated and confirmed in writing by Boards and Hollywood, shall be considered a Special Order under this Agreement and not as a separate agreement or separate purchase order.
 In the event of any conflict between the terms of a Special Order and this Agreement, this Agreement shall take precedence.

(c)	Each Special Order shall specify (i) the number of units to be delivered and (ii) a preferred delivery date.

(d)	Special Orders may be shipped either (i) by Hollywood from its distribution centers to Boards' stores or (ii) to Boards' stores directly from Hollywood's vendors.

4.3	Returns; Exchanges.

(a)	Boards may exchange defective or damaged copies of videocassettes or DVDs for a working copy of the same title; provided, however, that Boards must notify Hollywood promptly after discovery of defective or damaged copies.

(b)	Hollywood is responsible for Product damaged in shipping from
Hollywood to Boards.

5.	REVENUE SHARING PRODUCTS.

5.1	Revenue Sharing Product.  Hollywood acquires new release movies pursuant to revenue sharing agreements with various movie studios and may in the future acquire other products through revenue sharing (the "Revenue Sharing Agreements"). Acquiring revenue shared product from Hollywood is a material benefit to Boards of the license agreement. As part of the Hollywood Store Products, Hollywood agrees to provide Boards with Products to the extent permissible under the Revenue Sharing Agreements ("Revenue Sharing Products") and pursuant to the terms, conditions, and limitations set forth in this Section 5 and, to the extent applicable, Section 4. Hollywood agrees to make every effort to insure that its Revenue Sharing Agreements allow Hollywood to provide its revenue shared products to Boards under the same terms and conditions as Hollywood stores.

5.2	Revenue Sharing Requirements.

 (a)	Hollywood agrees that it will (i) notify Boards of all specific requirements set forth in the Revenue Sharing Agreements that affect the rental, sale, or handling of new release movies, the capturing, storing, and reporting of store transaction data, and other revenue sharing requirements which may affect the conduct of Boards' business (the "Revenue Sharing Requirements") and (ii) update Boards periodically as to any changes in the Revenue Sharing Requirements.

5.3	Compliance with Revenue Sharing Requirements.  For so long as Boards obtains Revenue Sharing Products through Hollywood, Boards shall promptly and continually comply with all such Revenue Sharing Requirements, including, but not limited to:

(a)	the display of Revenue Sharing Products on store shelves, street dates, PV dates;

(b)	the provision of store POS transaction data as required by
Hollywood to the extent provided by the POS software provided and used by Hollywood in its stores. To comply with studio requirements, Hollywood may modify its reporting requirements from time to time, provided that it notifies Boards in writing at least ten days in advance of any proposed modification. Hollywood shall be entitled to use such information internally for any legitimate business purpose and externally to the extent required to comply with Revenue Sharing Agreements;

(c)	the conduct of promotion and discounts in a manner and with
reporting that complies with all Revenue Sharing Requirements. Boards agrees to notify Hollywood in advance of all promotions and discounts in order to confirm compliance with the Revenue Sharing Requirements unless the promotions or discounts are the same as those used by Hollywood in its stores; and

(d)	the limitations and restrictions set on the sale of all Revenue
Sharing Products applicable to Boards.

5.4	Fees, Charges, or Costs or Noncompliance.  Boards agrees that, in addition to any amounts or damages Hollywood may be entitled to recover from Boards in any way arising out of, resulting from or related to Boards' failure to adhere to the Revenue Sharing Requirements, Boards agrees to indemnify and hold harmless Hollywood, its officers, directors, shareholders, employees, affiliates, agents, and representatives as provided in Section 8.3.

6.	OPERATIONAL SUPPORT.

6.1	Types of Support Services.  Hollywood agrees to make available to
Boards, at Boards' option, certain Support Services including, but not limited to, services related to the following:

(a)	POS System:	Hollywood's proprietary store POS software and
related maintenance, and upgrades.

(b)	Bank Card Collections:  Settlement, collection and remittance of credit card payments.

(c)	Check Verification:  Participation in Hollywood's check
verification process, including check scanning and response services.

(d)	IS Support:	POS, FCC and related systems support from Hollywood's
SSC IS staff, including Technical Support access.

(e)	Collections Support:  Participation in Hollywood's Rental
Recovery process, including Rental Recovery mailings, notices and calls regarding unreturned product.

(f)	Revenue Sharing Accounting:  Participation in Hollywood's revenue sharing accounting process, including tracking, reporting and accounting for revenue sharing transaction activity and compliance with studio reporting and payment requirements.

(g)	Promotions Support:  Participation in Hollywood's promotional and marketing programs, including receipt of store POP, coupon and discount materials, and related support.

(h)	RSS: Store supplies.

(i) Real Estate and Construction Support: Consultation and administrative support in the evaluation, location, construction and opening of new stores.

(j) Facilities Support: Participation in Hollywood's facilities support process, including call center assess for reporting and scheduling maintenance and repairs through Hollywood contractors.

6.2	Support Agreement.

(a) Unless cancelled by Boards, or until this Agreement is otherwise terminated, the parties agree that Hollywood will provide the Operational Support as outlined in Section 6.1 above. It is understood and agreed that the levels of support outlined are intended to be support for base store operations and do not include costs, expenses, or support associated with unusual occurrences, including, but not limited to, special projects or support requirements attributable to licensed store activity or events outside customary ranges of store operation.

(b) It is understood and agreed that the Operational Support described above will include the usual and customary levels of support typically provided by Hollywood to its stores.

7.	AUDIT.

During the term of this Agreement and continuing (i) until the date three years following the date of expiration or earlier termination of this Agreement or (ii) as may be reasonably necessary in connection with any studio audit of Hollywood, Boards agrees that Hollywood may conduct, during normal business hours, audits of Boards' business operations and records relating to performance under this Agreement at Boards' headquarters as well as Boards' stores. Any audits conducted pursuant to this section shall relate to Boards' compliance with the terms of this Agreement and shall not unreasonably interfere with Boards' daily business operations. The cost of any such audit shall be borne by Hollywood, provided, however, that if such audit reveals a discrepancy of more than five percent between amounts determined pursuant to the audit as compared to that reported by Boards, the cost of such audit shall be borne by Boards.

8.	WARRANTY; HOLD HARMLESS; INDEMNIFICATION

8.1	"As Is"; No Warranty.

The products are provided "as is" and Hollywood makes no warranty, express or implied, with respect to the products, including but not limited to any implied warranty or condition of noninfringement, merchantability or fitness for a particular purpose or arising by statute or otherwise in law or from a course of dealing or usage of trade.

8.2	Hold Harmless.

(a)	Boards acknowledges that Hollywood is providing products
manufactured or produced by third parties and only as an accommodation to Boards. As a result, Boards agrees that under no circumstances shall Hollywood have any liability to Boards hereunder arising out of the products supplied (or the failure to supply). Any claim Boards may have with respect to the condition of its rights to rent or sell product shall be against the original manufacturers or suppliers.

(b)	In no case shall Hollywood be liable to Boards or any of its customers for special, indirect, punitive, incidental or consequential damages, however caused, whether or not foreseeable and whether based on contract or tort, including negligence. In no event will the aggregate liability which Hollywood and its related persons may incur in any action or proceeding exceed the total amount actually paid to Hollywood by Boards for the specific product that directly caused the damage.

8.3	Hollywood Indemnification.  Boards shall defend, indemnify and hold harmless Hollywood, its officers, directors, employees, agents, shareholders, and their respective successors and assigns, from and against any and all claims, demands, losses, causes of action, liabilities, costs, obligations, damages, expenses, attorneys' fees, settlements, or any other detriments arising out of, incurred as a result of, or related to Hollywood's provision of Products or Support Services to Boards, including but not limited to Boards' violation of the terms of any Revenue Sharing Agreement. Boards shall, at its own cost, defend any such matter using attorneys of its own selection, subject to approval by HMC.

8.4	Boards Indemnification.  Hollywood shall defend, indemnify and hold harmless Boards, its officers, directors, employees, agents, shareholders, and their respective successors and assigns, from and against any and all claims, demands, losses, causes of action, liabilities, costs, obligations, damages, expenses, attorneys' fees, settlements, or any other detriments arising out of, incurred as a result of, or related to Hollywood's provision of Products or Support Services to Boards, including but not limited to Hollywood's violation of the terms of any Revenue Sharing Agreement. Hollywood shall, at its own cost, defend any such matter using attorneys of its own selection, subject to approval by Boards.

9.	TERM; TERMINATION.

9.1	Term.  This Agreement shall remain effective for so long as the License
Agreement, as may be amended from time to time, is in effect between the parties unless this Agreement is terminated earlier in accordance with the terms of this section. The terms and conditions of this Agreement shall continue to apply to any order of Hollywood Store Products or Special Order until final delivery is made even if such delivery is made after this Agreement terminates.

9.2	Termination.

(a)	Termination of License Agreement.  This Agreement shall terminate immediately upon the termination of the License Agreement.

(b)	Termination by Boards.  Boards may terminate this Agreement at any time upon 30 days' prior written notice to Hollywood. Boards may terminate any or all of the individual services provided by Hollywood under this agreement upon 30 days' prior written notice to Hollywood without terminating the other services provided in the agreement or the agreement in its entirety. As long as the agreement has not been terminated in its entirety, Hollywood will provide to Boards upon 30 days' prior written notice to Hollywood any services previously terminated by Boards pursuant to this paragraph 9.2(b).

(c)	Termination by Hollywood. Hollywood may terminate this Agreement by 30 days' prior written notice to Boards if Boards fails to:

(i)	pay invoices submitted by Hollywood in a timely manner
twice in any consecutive 12-month period; a failure will be deemed to have occurred under this paragraph (i) in any circumstance that Hollywood has the right to send to Boards a notice of nonpayment as provided in Section 3.2, whether a notice is actually sent or not;

(ii)	comply with any applicable restrictions or limitations
with respect to rental or sale of Product, including the failure to comply with Revenue Sharing Requirements, which failure to comply causes Hollywood to be in default of Revenue Sharing Requirements; provided, however, that Hollywood shall not have the right to terminate this Agreement under this provision if such default is reasonably curable or otherwise not enforced by the revenue sharing studio;

(iii)	perform any other material provision of this Agreement for
30 days after written notice of such failure has been provided by Hollywood to Boards; provided, however, that after two failures to peform together with required notices within a year of other material provisions of this Agreement, Hollywood may terminate this Agreement upon 30 days' prior written notice to Boards with no additional failure or notice required.

10.	ARBITRATION

10.1	Dispute Resolution.  All disputes between the parties arising out of the subject matter of this Agreement shall be submitted to binding arbitration, pursuant to the guidelines set forth in Section 10.2.

10.2	Arbitration Guidelines.

(a)	The arbitration shall take place in Multnomah County, Oregon, unless the parties agree to a different location.

(b)	Three arbitrators shall be selected by mutual agreement of the parties. If the parties are unable to agree upon the identity of these three arbitrators, each party shall select one arbitrator who is not an employee, counsel, or affiliate of that party, and these arbitrators shall confer and select a third person to serve as arbitrator.

(c)	The arbitrators shall employ the then-current discovery
procedures promulgated under the law of the State of Oregon.

(d)	The arbitrators shall employ the then-current trial and
deliberation procedures promulgated by the American Arbitration
Association, but shall not be required to use the services of the American Arbitration Association unless all parties agree.

10.3	Attorney Fees.  The unsuccessful party in any action, suit or arbitration hereunder shall be responsible for the prevailing party's reasonable attorney fees and expenses in addition to statutory costs as shall be fixed by the court, or courts, or arbitration panel before which the action, including any appeal therefrom, is tried, heard or decided.

11. 	CONFIDENTIAL INFORMATION

11.1 	Confidentiality.  If either party, at its sole discretion, provides the other party with any confidential customer lists or other confidential trade-related data (the "Confidential Information"), the recipient party acknowledges and agrees that such information is proprietary, confidential and constitutes trade secrets of the party providing the information and shall not use, release or distribute such material or information without the express written consent of the other party.

11.2 	Termination.  Upon termination of this Agreement, each party shall return all of the other party's Confidential Information or, if appropriate, destroy it and notify the other party in writing of its destruction.

12.	STATUS OF THE PARTIES

This Agreement is not intended to create, and shall not be interpreted or construed as creating, a partnership, joint venture, agency, employment, franchise, master and servant, or similar relationship between Hollywood and Boards, and no representation to the contrary shall be binding on Hollywood.

13.	ASSIGNMENT

This Agreement must be and may only be assigned, transferred or otherwise disposed of by Boards in connection with a permitted transfer of the License Agreement, as described in Section 1.3 thereof, and to the party to which the License Agreement is transferred.

14.	BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of Hollywood and Boards and their respective successors, assigns, personal representatives, heirs and personal representatives. No purported assignment or other transfer of Boards' rights shall be valid unless it is in compliance with the terms of this Agreement and unless all obligations of Boards hereunder are also assumed by the receiving party.

15.	NOTICE

All notices required or permitted to be given under this Agreement must be in writing and will be deemed served and given upon (i) five business days after deposit in a depository receptacle under the care and custody of the United States Postal Service, properly addressed to the designated address of the addressee as set forth below, postage prepaid, registered or certified mail with return receipt requested, (ii) delivery to the designated address of the addressee set forth below by a national, third-party commercial delivery service, whether by overnight delivery or by courier, or (iii) receipt at the facsimile-receiving facility of the addressee if transmitted by facsimile transmission. Notice given in any other manner will be effective only if and when received by the addressee.
 For the purpose of any such notices, the addresses, and facsimile number of the parties are as follows:

	HEC or HMC:			General Counsel
					9275 S.W. Peyton Lane
					Wilsonville, OR  97070-964
					Tel.:  (503) 570-1600
					Fax:   (503) 570-1701

	Boards:				Mark J. Wattles
					9275 S.W. Peyton Lane
					Wilsonville, OR  97070-9645
					Tel.:  (503) 570-1601
					Fax:   (702) 804-5473

16.	MISCELLANEOUS

16.1	Severability.  The provisions of this Agreement are severable, and if any provision shall be held illegal, invalid or unenforceable, such holding shall not affect the legality, validity, or enforceability of any other provision. Any such illegal, invalid, or unenforceable provision shall be deemed stricken herefrom as if it had never been contained herein, but all other provisions shall continue in full force and effect.

16.2	Entire Agreement.  This Agreement and the License Agreement between the parties hereto as of the date hereof contain the entire agreement between the parties with respect to the subject matter hereof, and supersede any prior agreements between the parties, written or oral, with respect to such subject matter, including without limitation the term sheet regarding employment between HEC and Mark Wattles dated as of January 25, 2001.

16.3	Amendment.  This Agreement may not be amended, modified, or
rescinded except by a writing executed by both parties.

16.4	Governing Law.  This Agreement shall be governed and construed in accordance with the substantive laws of the State of Oregon, exclusive of conflict of laws provisions.

16.5	Choice of Venue.  The sole jurisdiction and venue for any actions arising out of or relating to this Agreement shall be the Oregon State and U.S. federal courts located in Multnomah County, Oregon.







[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


HOLLYWOOD ENTERTAINMENT CORPORATION

By:___________________________________
Name:________________________________
Title:________________________________
Date:_________________________________
BOARDS, INC.


By:__________________________________
Name:_______________________________
Title:_______________________________
Date:________________________________

HOLLYWOOD MANAGEMENT COMPANY

By:___________________________________
Name:________________________________
Title:________________________________
Date:_________________________________











Signature page for Product and Support Agreement